QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 24, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Remedent USA, Inc.
(Exact name of registrant as specified in its charter)

Nevada	86-0837251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Remedent USA, Inc.
1220 Birch Way
Escondido, CA 92027
(760) 781-3333
(Address of Registrant's principal executive offices, including zip code)

ADVISOR COMPENSATION PLAN
(Full title of the Plan)

Interwest Transfer Company
1981 East 4800 South, Suite 100
Salt Lake City, UT 84117
(801) 272-9294
(Name, address and telephone number of agent for service)

COPIES TO:

Lynne Bolduc, Esq.
SENN PALUMBO MEULEMANS, LLP
18301 Von Karman Avenue, Suite 850
Irvine, CA 92612-1009

Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 Par Value[1]	300,000	$0.23	$69,000	$17.25

1
Consists of 150,000 shares of common stock issuable to Richard Walker and 150,000 shares of common stock issuable to Scott Absher, principals of Windsor Partners, for consulting services.

2
The registration fee is based upon the closing bid price of the Shares as of July 5, 2001 (the last date traded) calculated pursuant to Rule 457(c).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable
4.	Use of Proceeds	Not Applicable
5.	Determination of Offering Price	Not Applicable
6.	Dilution	Not Applicable
7.	Selling Security Holders	Sales by Selling Security Holder
8.	Plan of Distribution	Cover Page of Prospectus and Sales by Selling Security Holder
9.	Description of Securities to be Registered	Description of Securities;
10.	Interests of Named Experts and Counsel	Legal Matters
11.	Material Changes	Not Applicable
12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference
13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED: July 24, 2001

PROSPECTUS

Remedent USA, Inc.

300,000 Shares Common Stock

ADVISOR COMPENSATION PLAN

    This prospectus is part of a Registration Statement which registers an aggregate of 300,000 shares of Common Stock, $0.001 par value (such shares being referred to as the "Shares"), of Remedent USA, Inc. (the "Company") of which 150,000 shares of common stock have been issued to Richard Walker and 150,000 shares of common stock have been issued to Scott Absher, principals of Windsor Partners (collectively, the "Selling Security Holders"), for consulting services rendered pursuant to an agreement by and between the Company and Windsor Partners, dated June 20, 2001 (the "Agreement"). The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the Over-the-Counter Pink Sheet System (the "Pink Sheets"), in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Company's principal executive office is located at 1220 Birch Way, Escondido, CA 92027, (760) 781-3333.

    No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

The date of this Prospectus is July 24, 2001

AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copies at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is traded on the Pink Sheets under the symbol "REMM."

    The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 300,000 shares of the Company's Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge, or viewed on the Commission's Edgar database on the Internet at http://www.sec.gov without charge.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

    1.  The Company's Annual Report on Form 10-KSB filed for the fiscal year ended March 31, 2001 and the description of the Company's Common Stock contained in the Company's Form 10-SB dated March 20, 2001.

    2.  All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 1220 Birch Way, Escondido, CA 92027, (760) 781-3333.

INFORMATION WITH RESPECT TO THE COMPANY

    This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB filed for the fiscal year ended March 31, 2001 and the description of the Company's Common Stock contained in the Company's Form 10-SB dated March 20, 2001. The Annual Report as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 1220 Birch Way, Escondido, CA 92027, (760) 781-3333.

BUSINESS CONSULTING AGREEMENT
WITH WINDSOR PARTNERS, INC.

General

    On June 20, 2001, the Company entered into a Business Consulting Agreement with Windsor Partners pursuant to which Windsor Partners agreed to provide business consulting services to the Company commencing as of the date of the agreement. The term of the Business Consulting Agreement is two years. Under the terms of the Business Consulting Agreement, Windsor Partners is to provide advice and counsel regarding the Company's strategic business plans, strategy and negotiations with potential business strategic partnering, corporate planning and or other general business consulting needs as expressed by the Company; assistance to the Company, as mutually agreed, in identifying merger and/or acquisition candidates, assisting in any due diligence process, recommending transaction terms and providing advice and assistance during negotiations, as needed; participate and assist the Company in the due diligence process, where possible, on all proposed financial transactions affecting the Company of which Windsor Partners is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s); and, if necessary, Windsor Partners will assist and cooperate with the Company in the development, editing and production of such documents as are reasonably necessary to assist in any transaction covered by the Agreement. However, the Agreement does not include the preparation or procuring of legal documents or those documents normally prepared by an attorney.

Compensation

    For services rendered under the Business Consulting Agreement, the Company has agreed to pay the following compensation:

    As consideration for Windsor Partners entering into the Agreement, the Company agreed to issue 300,000 shares of its common stock, par value $.001 per share, to be issued in amounts of 150,000 shares to Richard Walker and 150,000 shares to Scott Absher, principals of Windsor Partners When issued, said shares shall be free trading shares, registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration.

    In the event that Windsor Partners assists the Company and/or introduces the Company (or a Company affiliate) to any third party, merger partner(s) or joint venture(s) who then enters into a merger, joint venture or similar agreement with the Company or the Company's affiliate, the Company will pay Windsor Partners advisory fees pursuant to the following schedule which are based on the aggregate amount of such merger, joint venture or similar agreement with the Company or the Company's affiliate. Advisory fees are deemed earned and shall be due and payable at the first close of the transaction, however, in certain circumstances when payment of advisory fees at closing is not possible, within 24 hours after the Company has received the proceeds of such business combination. This provision shall survive this Agreement for a period of one year after termination or expiration of this Agreement. In other words, the advisory fee shall be deemed earned and due and payable for any merger, joint venture or similar transaction which first closes within a year of the termination or expiration of this Agreement as a result of an introduction as set forth above.

    Merger/Acquisition Advisory Fees Schedule.  For a merger/acquisition entered into by the Company as a result of the efforts of, or an introduction by Windsor Partners during the term of the Agreement, the Company shall pay Windsor Partners Merger/Acquisition Advisory Fees as follows:

  •
  For the first merger and/or acquisition of approximate annual revenue equal to or exceeding $35 million, 2,200,000 shares of its common stock, 950,000 of which shall be free trading shares, registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration. The remaining 1,250,000 shares shall be restricted subject to Rule 144.

  •
  When the annual revenue run rate for the aggregate of all businesses Windsor Partners has assisted the Company and/or introduced the Company (or a Company affiliate) to any third party, merger partner(s) or joint venture(s) who then entered into a merger, joint venture or similar agreement with the Company or the Company's affiliate, reaches fifty-five million ($55,000,000), 750,000 shares of its common stock, 375,000 of which shall be free trading shares, registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration. The remaining 375,000 shares shall be restricted subject to Rule 144.

  •
  Thereafter, for a merger/acquisition entered into by the Company as a result of the efforts of, or an introduction by Windsor Partners during the term of the Agreement, the Company shall pay Windsor Partners eight (8) percent of the total value of the transaction. For a merger/acquisition entered into by the Company as a result of the efforts of Windsor Partners and the introduction by the Company during the term of the Agreement, the Company shall pay Windsor Partners, five (5) percent of the total value of the transaction. Such percentage(s) shall be paid to Windsor Partners in the same ratio of cash and/or stock as the transaction.

    After initial acquisition, the Company shall reimburse Windsor Partners for reasonable expenses incurred in performing its duties pursuant to the Agreement (including printing, postage, express mail, photo reproduction, travel, lodging, and long distance telephone and facsimile charges); provided, however, that Windsor Partners must receive prior written approval from the Company for any expenses over $500.

    The Company and Windsor Partners shall mutually agree upon any additional fees that the Company may pay in the future for services rendered by Windsor Partners under the Agreement.

    This compensation is not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose.

Restrictions Under Securities Laws

    The sale of any shares of Common Stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any Common Stock of the Company acquired pursuant to the exercise of a stock option or warrant, he would generally be required to pay to the Company and "profits" resulting from the sale of the stock and receipt of the stock option. Section 16(b) exempts all option exercises from being treated as purchases and, instead, treats an option grant as a purchase of the underlying security, which grant/purchase may be matched with any sale of the underlying security within six months of the date of grant.

SALES BY SELLING SECURITY HOLDERS

    The following table sets forth the name of the Selling Security Holder, the amount of shares of Common Stock held directly or indirectly or to be issued to the Selling Security Holder, the maximum amount of shares of Common Stock to be offered by the Selling Security Holder, the conversion price for the shares of Common Stock, the amount of Common Stock to be owned by the Selling Security Holder following sale of such shares of Common Stock, and the percentage of shares of Common Stock to be owned by the Selling Security Holder following completion of such offering (based on 13,187,316 shares of Common Stock of the Company outstanding as of the date of this prospectus). Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered	Shares to be owned After Offering	Percent to be owned After Offering
Richard Walker	150,000	150,000	-0-	-0-
Scott Absher	150,000	150,000	-0-	-0-

DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company currently consists of 50,000,000 shares of Common Stock, $.001 par value. The Company has no shares of Preferred Stock.

    The following summary of certain terms of the Common Stock is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws.

Common Stock

    As of the date of this prospectus, there are approximately 13,187,316 shares of Common Stock outstanding.

    Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

    Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future.

    Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

Trading Status

    The Company's Common Stock is traded on the Pink Sheets under the symbol "REMM."

Transfer Agent

    The Transfer Agent for the shares of Common Stock is Interwest Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

LEGAL MATTERS

    Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Senn Palumbo Meulemans, LLP, Irvine, California.

PART II

Item 3. Incorporation of Documents by Reference.

    The Registrant incorporates the following documents by reference in the registration statement:

    The Company's Annual Report on Form 10-KSB filed for the fiscal year ended March 31, 2001 and the description of the Company's Common Stock contained in the Company's Form 10-SB dated March 20, 2001.

    All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

    Senn Palumbo Meulemans, LLP has received 250,000 shares of Common Stock of the Company for payment of legal services.

Item 6. Indemnification of Officers and Directors

    The Company's Bylaws and the Nevada Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

    The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

5	Opinion of Senn Palumbo Meulemans, LLP, consent included, relating to the issuance of the shares of securities pursuant to the Business Consulting Agreement
10.1	Business Consulting Agreement, dated June 20, 2001
23.1	Consent of Senn Palumbo Meulemans, LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of Siegel-Smith, LLP

Item 9. Undertakings

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Escondido, State of California, on July 16, 2001.

Remedent USA, Inc.
By:	/s/ REBECCA M. INZUNZA
	By:	Rebecca M. Inzunza
	Its:	President, Chief Executive Officer, Chief Financial Officer and Director

QuickLinks

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K
PROSPECTUS Remedent USA, Inc. 300,000 Shares Common Stock ADVISOR COMPENSATION PLAN
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INFORMATION WITH RESPECT TO THE COMPANY
BUSINESS CONSULTING AGREEMENT WITH WINDSOR PARTNERS, INC.
SALES BY SELLING SECURITY HOLDERS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
PART II
SIGNATURES